EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2000 and the unaudited pro forma condensed combined balance sheet as of December 31, 2000 give effect to the acquisition of agency-related assets of Riedman Insurance. The purchase method of accounting has been applied to the transaction. The pro forma statements of income assume the acquisition occurred on January 1, 2000 and the pro forma balance sheet assumes the transaction occurred on December 31, 2000.

The unaudited pro forma statement of income does not include potential cost savings that may be realized as a result of the acquisition.

The unaudited pro forma condensed combined financial statements have been prepared by the Registrant based upon the assumptions disclosed in the notes to the pro forma condensed combined financial statements. The unaudited pro forma financial statements presented herein are shown for illustrative purposes only and do not purport to be indicative of the results which would have been reported if the transaction had occurred on the dates indicated or which may occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 and the Riedman Insurance financial statements included in Exhibits 99.1 of this Form 8-K.

BROWN & BROWN, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2000 (UNAUDITED)
(In thousands, except per share figures)

	Brown & Brown, Inc.	Riedman Insurance	Pro forma Adjustments	Pro forma Combined
REVENUES
Commissions and fees	204,862	54,070	0	258,932
Investment income	3,890	2,416	A-(2,416) B-	3,890
Other income	954	668	A- (668)	954
Total revenues	209,706	57,155	(3,084)	263,776

EXPENSES
Employee compensation and benefits	108,258	35,664	0	143,922
Other operating expenses	33,724	12,465	0	46,189
Depreciation	4,637	1,451	A-(1,451) C-	4,637
Amortization	8,519	1,650	A-(1,650) C-	8,519
Interest	590	1,988	A-(1,988) D-	590
Total expenses	155,728	53,218	(5,089)	203,857

Income before income taxes	53,978	3,937	2,004	59,919
Income taxes	20,792	130	0	20,922

Net income	33,186	3,807	2,004	38,997

Basic and diluted earnings per share	1.16	0.13	0.07	1.36

Weighted average number of common and common equivalent shares outstanding	28,663	28,663	28,663	28,663

See accompanying notes to pro forma condensed combined financial statements.

A - Elimination of non-insurance related income, investment income, depreciation,
Amortization and interest expense.
B - Interest income earned on commissions and fees.
C - Amortization and depreciation of acquired Riedman assets.

BROWN & BROWN, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF ENDED DECEMBER 31, 2000 (UNAUDITED)
(In thousands of dollars)

	Brown & Brown, Inc.	Riedman Insurance	Pro forma Adjustments	Pro forma Combined
ASSETS
Cash and cash equivalent	$ 57,610	$ 0	B-$ 90,000 C- D-	$147,610
Short-term investments	373	43,054	A-(43,054)	373
Premiums, commissions and fees receivable	83,199	11,771	A-(11,771)	83,199
Other current assets	7,576	2,987	A- (2,987)	7,576
Total current assets	148,758	57,812	32,188	238,758
Fixed assets, net	14,210	3,173	A- (3,173) C-	14,210
Due from commercial real estate division	0	18,451	A-(18,451)	0
Notes receivable from non-consolidated subsidiary	0	4,060	A- (4,060)	0
Intangibles, net	101,901	10,917	A-(10,917) C-	101,901
Investments	5,572	1,357	A- (1,357)	5,752
Deferred income taxes	649		0	649
Other assets	5,449	0	0	5,449
Total assets	$276,719	$95,769	$ (5,769)	$ 366,719
LIABILITIES
Premiums payable to insurance companies	109,417	13,035	A-(13,035)	109,417
Premium deposits and credits due customers	8,347	0	0	8,347
Accounts payable and accrued expenses	24,101	3,778	A- (3,778)	24,101
Short-term notes payable to banks	0	28,400	A-(28,400)	0
Current installments of records and expirations debt	0	838	A- (838) D-	0
Current portion of long-term debt	2,611	44	A- 12,813 B-	15,468
Total current liabilities	144,476	46,094	(33,237)	157,333
Long-term records and expirations debt	2,736	2,646	A- (2,646) C-	2,736
Long-term debt	0	163	A-(76,980) B-	77,143
Other liabilities	7,596		0	7,596
Total liabilities	154,808	48,903	41,097	244,808
SHAREHOLDERS' EQUITY
Common stock, par value $.10 per share; authorized 70,000 shares; issued 28,699 shares at 2000 and 28,412 shares at 1999	2,870	19	A- (19)	2,870
Class A non-voting common stock $2 par value per share.	0	93	A- (93)
Additional paid-in capital	-	1,154	A- (1,154)	0
Retained earnings	116,546	11,359	A-(11,359)	116,546
Less treasury stock of 245 shares at cost	0	(147)	A- 147
Accumulated other comprehensive income	2,495	34,388	A-(34,388)	2,495
Total shareholders' equity	121,911	46,866	(46,866)	121,911
Total liabilities and shareholders' equity	276,719	95,769	(5,769)	366,719
See accompanying notes to pro forma condensed combined financial statements.

A - Elimination of assets not acquired from Riedman.
B - Borrowing of Term Loan
C - Purchase of Riedman's Insurance agency-related assets.
D - Assumption of certain Riedman's debt obligations.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

A description of the adjustments reflected in the pro forma condensed combined financial statements follows:
(a)	Certain amounts included in the Riedman Insurance ("Riedman") statements of income and balance sheet have been reclassified to conform with the Registrant's financial statement presentation.

(b)

To reflect the incremental estimated annual goodwill amortization charge associated with the acquisition of Riedman (the "acquisition"). Goodwill is estimated at $_______ million and is being amortized over a twenty-year period.

(c)

To record the additional annual interest expense associated with the estimated $_______million of incremental debt that is expected to be incurred by the Registrant as a result of the acquisition. The assumed interest rate of _____ represents the weighted average interest rate of the expected incremental debt based on prevailing rates. The actual interest rate may vary from the assumed rate. The annual effect on pretax income of a one-eighth percent variance in this rate is $_____ million.

(d)

To record the tax effect of the pro forma adjustments related to the additional annual interest expense. The assumed tax rate of 38.5% represents the federal and state tax benefit on the estimated incremental interest expense.

(e)	Certain amounts included in the Riedman balance sheet have been reclassified to conform with the Registrant's financial statement presentation.

(f)

The Registrant's management is in the preliminary stages of identifying the impact of purchase related matters, principally related to severance, duplicative real estate, and adjustments of asset and liability balances to fair values. The preliminary estimate of these purchase related matters of $_____ million and the related income tax benefit of $______ million, which may differ from the final resolution of such items, are not included in the pro forma financial statements.

(g)

Represents the excess of the $______ million acquisition consideration over the $_____ million acquired net assets of Riedman. The Registrant's management is in the process of, but has not completed, identifying intangibles or fair values of assets acquired and liabilities assumed. Since there are no known adjustments at this time, the fair values of assets and liabilities are assumed to be the carrying values on the Riedman balance sheet and the excess of the acquisition consideration over the acquired net assets has been allocated to goodwill. The preliminary purchase price allocation to the underlying assets and liabilities of Riedman, including goodwill, is subject to further refinement as the Registrant's management continues to review the estimated fair values of the assets acquired and the liabilities assumed. The final purchase price allocation could be materially different from this preliminary allocation.

(h)	To record the elimination of $_____ million of Riedman stockholders' equity.

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